Exhibit 99.1

Contacts:

Media: Shannon Hawkins at 703.469.1190 or shawkins@fbr.com

Investors: Linda E. Eddy at 703.312.9715 or leddy@fbr.com

FBR & Co. Announces the Election of Mark R. Patterson to its

Board of Directors

ARLINGTON, VA, October 6, 2015 – FBR & Co. (NASDAQ:FBRC) (“FBR” or the “Company”), a leading investment bank serving the middle market, today announced that Mark R. Patterson joined the Company’s Board of Directors as of October 6, 2015.

“We are pleased to welcome Mark to our Board,” said Chairman and Chief Executive Officer of FBR, Richard J. Hendrix. “Mark’s insights and valuable perspective as a long-term institutional shareholder, as well as his strong financial services background and sharp strategic and analytical mindset, will provide immediate, meaningful and ongoing contributions to FBR. We look forward to working with him as we continue to execute on our strategy to drive long-term growth and shareholder value.”

“I am very pleased to join FBR’s Board of Directors,” said Patterson. “As a current individual shareholder and a former investment manager with significant investments in FBR, I believe FBR has tremendous opportunities, and look forward to working with my fellow directors and FBR’s management team to build on the firm’s success and create value for all shareholders.”

Mark R. Patterson, age 48, was most recently a Managing Director and Equity Analyst with NWQ Investment Management Co., LLC, from 1997 until his retirement in 2014. He conducted fundamental research and valuation analysis for the Company’s financial services sector investments. Prior to joining NWQ, Patterson was at U.S. Bancorp from 1989-1997, including serving as Vice President, Investor Relations, where he was a primary contact between the bank holding company and the investment community. In that role he also performed detailed valuation and capital planning financial analysis that informed the company’s strategic direction. Prior to that position, he served as a Financial Analyst in the bank’s Financial Consulting Division/ Planning & Forecasting Department. Patterson is a Chartered Financial Analyst and holds an M.B.A. from The Anderson School at UCLA and a B.S. in Business & Mathematics from Linfield College. He also serves on the Board of Trustees of Linfield College, where he is a member of the Financial Affairs and Executive Committees and Chair of the Investment Committee.

About FBR

FBR & Co. (NASDAQ:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiaries FBR Capital Markets & Co. and MLV & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; energy & natural resources; financial institutions; healthcare; industrials; insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

2